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                                                                       FORM 10-Q
                                                                      EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

   Net income per share is computed based on the weighted average number of shares outstanding, including the dilutive effect of stock options, as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                  Three Months Ended          Nine Months Ended
-------------------------------------------------------------------------------------------------------------------
                                                                     September 30,              September 30,
         (in thousands, except per share amounts)                  1996         1995          1996         1995
-------------------------------------------------------------------------------------------------------------------
NET INCOME:                                                     $9,603        $8,984      $27,604       $23,837
                                                                ======        ======      =======       =======

PRIMARY EARNINGS PER SHARE:
   Actual average shares outstanding                            14,431        14,238      14,403        14,181
   Net effect of the assumed exercise of stock options --
       based on the treasury stock method using average
       market price for the period                                 245           388         279           364
                                                                ------        ------      ------        ------
   Pro forma average shares outstanding                         14,676        14,626      14,682        14,545
                                                                ======        ======      ======        ======
   Net Income Per Share                                         $ 0.65        $ 0.62      $ 1.88        $ 1.64
                                                                ======        ======      ======        ======


FULLY DILUTED EARNINGS PER SHARE:
   Actual average shares outstanding                            14,431        14,238      14,403        14,181
   Net effect of the assumed exercise of stock options --
       based on the treasury stock method using higher of
       average or closing market price                             248           388         279           409
   Pro forma average shares outstanding                         14,679        14,626      14,682        14,590
                                                                ======        ======      ======        ======
   Net Income Per Share                                         $ 0.65        $ 0.61      $ 1.88        $ 1.63
                                                                ======        ======      ======        ======
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